Exhibit B

CONFIDENTIAL

STOCKHOLDER AGREEMENT

between

NATIONAL AUSTRALIA BANK LIMITED

and

GREAT WESTERN BANCORP, INC.

Dated as of October 20, 2014

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Schedules

Schedule 2.1(f)	Lead Director Responsibilities
Schedule 4.6(b)	Public Reporting Protocol Prior to Less Than Majority Holder Date

-ii-

STOCKHOLDER AGREEMENT

Stockholder Agreement (this “Agreement”), dated as of October 20, 2014, between National Australia Bank Limited, a company incorporated under the laws of the Commonwealth of Australia (“NAB”), and Great Western Bancorp, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company is an indirect, wholly owned subsidiary of NAB.

B. NAB intends to divest itself of its ownership interest in the Company and, in connection therewith, a subsidiary of NAB intends to sell shares of Common Stock representing approximately 68.2% of the outstanding Common Stock as of the date hereof in the Company’s initial public offering registered with the SEC on Form S-1 (the “IPO”).

C. In connection with such divestiture, the Company and NAB desire to set forth certain agreements that will govern the relationship between them following the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings assigned below:

“Affiliate” means, with respect to any Person, any other Person which directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person; provided that none of the Company and its Subsidiaries shall be considered Affiliates of NAB or any of NAB’s Affiliates for purposes of this Agreement.

“Agreed Coverage” has the meaning set forth in Section 6.7(b).

“Applicable Accounting Standards” means the Australian Accounting Standards, as adopted by the Australian Accounting Standards Board, and the International Financial Reporting Standards, as adopted by the International Accounting Standards Board.

“Applicable Law” means any applicable law (including common law), statute, regulation, rule, executive order, ordinance, judgment, ruling, published regulatory policy or guideline, injunction, order, consent, exemption, license, approval or permit enacted, issued, promulgated, adjudged, entered or enforced by a Governmental Authority, including, for the avoidance of doubt, the NYSE Manual.

“APRA” means the Australian Prudential Regulatory Authority.

“Bankruptcy Laws” means Title 11 of the United States Code and other Federal, state or foreign laws principally dealing with the liquidation, reorganization, administration, conservatorship or receivership of insolvent debtors.

“Beneficially Own” means, with respect to any Person, securities of which such Person or any of such Person’s Affiliates, directly or indirectly, has “beneficial ownership” as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act, including securities beneficially owned by others with whom such Person or any of its Affiliates has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities; provided that a Person shall not be deemed to Beneficially Own (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered securities are accepted for payment, purchase or exchange, (ii) any security as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act, and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).

“BHC Act” means the U.S. Bank Holding Company Act of 1956.

“Board of Directors” or “Board” mean the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or day on which banks in Sioux Falls, South Dakota or Melbourne, Australia are authorized or required by Applicable Law to close.

“Capital Stock” means the equity capital or other equity interests of a Person or a security convertible or exercisable (whether or not such conversion or exercise is contingent or conditional) into or for the equity capital or other equity interests of a Person.

“CEO” means the Chief Executive Officer of the Company (or the equivalent successor position), as elected or appointed by the Board of Directors.

“CFO” means the Chief Financial Officer of the Company (or the equivalent successor position), as elected or appointed by the Board of Directors.

“Claim Notice” has the meaning set forth in Section 7.2(a).

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and does not include Non-Voting Common Stock.

“Company” has the meaning set forth in the Preamble.

“Company Auditor” means the independent registered public accounting firm responsible for conducting the audit of the Company’s annual financial statements.

“Company Bank Subsidiary” means Great Western Bank, a South Dakota commercial bank and Wholly Owned Subsidiary of the Company, together with any successor of Great Western Bank.

“Company Slate” means the candidates for election as Director proposed or recommended by the Board of Directors to the Company’s stockholders in connection with a meeting of stockholders.

“Company States” means South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri.

“Competing Branch Bank” has the meaning set forth in Section 6.8(a)(i).

“Competing Business” has the meaning set forth in Section 6.8(a)(ii).

“Competing Lending Business” has the meaning set forth in Section 6.8(a)(ii).

“Competing Person” has the meaning set forth in Section 6.8(b)(viii).

“Completion of the IPO” means the consummation of the IPO upon the settlement of the sale of Common Stock pursuant to the Registration Statement on Form S-1 (File No. 333-198458), as amended, relating to the IPO.

“Confidential Information” means, with respect to either Party or any of its Subsidiaries, any information disclosed by such Party to the other Party or any of the other Party’s respective Subsidiaries, whether on or prior to the date hereof, that relates to (i) any information relating to the business, financial or other affairs (including future plans, financial targets, trade secrets and know-how) of such other Party or such other Party’s Subsidiaries, or (ii) any information of the other Party or such other Party’s Subsidiaries provided in a manner which reasonably indicates the confidential or proprietary nature of such information.

“Control” means, with respect to any Person, direct or indirect ownership or power to vote 25% or more of any class of voting securities of such Person, control in any manner of the election of a majority of the directors or trustees of such Person, or the direct or indirect possession of the ability to exercise a controlling influence over the management or policies of such Person. The terms and phrases “Controlling,” “Controlled” and “under common Control with” shall be given correlative meanings.

“Coverage Change” has the meaning set forth in Section 6.7(b).

“Critical Policy” has the meaning set forth in Section 6.2(a).

“CRO” means the Chief Risk Officer of the Company (or the equivalent successor position), as elected or appointed by the Board of Directors.

“D&O Coverage” has the meaning set forth in Section 6.7(b).

“Director” means a member of the Board of Directors.

“Disclosing Party” has the meaning set forth in Section 6.6(a).

“Disclosure Controls and Procedures” means controls and other procedures designed to ensure that information required to be disclosed by the Company and NAB under Applicable Law is recorded, processed, summarized and reported within applicable time periods, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including the CEO and CFO, and to NAB, as appropriate to allow timely decisions regarding required disclosure.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Executive Officer” means the CEO, the CFO, the CRO and all other persons qualifying as “officers” of the Company for purposes of Rule 16a-1(f) under the Exchange Act.

“Fiduciary Coverage” has the meaning set forth in Section 6.7(b).

“Final Determination” means, with respect to a dispute as to indemnification for a Loss under this Agreement, (i) a written agreement between the parties to such dispute resolving such dispute, (ii) a final and non-appealable order or judgment entered by a court of competent jurisdiction resolving such dispute or (iii) a final non-appealable determination rendered by an arbitration or like panel to which the parties submitted such dispute that resolves such dispute.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization with competent jurisdiction.

“Indemnified Person” has the meaning set forth in Section 7.2(a).

“Indemnifying Person” has the meaning set forth in Section 7.2(a).

“Independent Director” means a Director who is both (i) an independent director under Section 303.A02 of the NYSE Manual and (ii) “independent” for purposes of Rule 10A-3(b)(1) under the Exchange Act.

“Information Party” has the meaning set forth in Section 4.8(c).

“Internal Control Over Financial Reporting” means a process designed by, or under the supervision of, the CEO and CFO and effected by the Board of Directors, Company management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

“IPO” has the meaning set forth in the Recitals.

“Lead Director” shall mean the Director designated as such by the Board of Directors pursuant to Section 2.1(f)(i).

“Less Than Majority Holder Date” means the first date on which NAB ceases to Beneficially Own at least 50% of the outstanding Common Stock.

“Loss” means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties, reasonable attorneys’ fees and reasonable out of pocket disbursements).

“NAB” has the meaning set forth in the Preamble.

“NAB Auditor” means the independent registered public accounting firm responsible for conducting the audit of NAB’s annual financial statements.

“NAB Director” means a Director designated by NAB pursuant to its nomination rights set forth in Section 2.1(d) or otherwise designated in writing by NAB to the Board of Directors to act in such capacity.

“NAB Independent Director” means a NAB Director who is also an Independent Director.

“NAB Individual” means (i) any director, officer or employee of NAB or any of its Subsidiaries, (ii) any NAB Director or (iii) any person designated by NAB as a NAB Director who, with his or her consent, is named in any Registration Statement of the Company under the Securities Act as about to become a Director of the Company.

“Non-Control Date” means the date on which NAB ceases to control the Company for purposes of the BHC Act as provided for in a written determination from the Board of Governors of the Federal Reserve System to NAB or as provided for in a written notice by NAB to the Company to such effect.

“Non-Voting Common Stock” means the Non-Voting Common Stock, par value $0.01 per share, of the Company.

“Notice Period” has the meaning set forth in Section 7.2(b).

“NYSE Manual” means the Listed Company Manual of the New York Stock Exchange.

“Party” means either the Company or NAB.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporate organization, association, corporation, institution, public benefit corporation, Governmental Authority or any other entity.

“Qualified Compensation Director” means a Director who is (i) a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act and (ii) an “outside director” as defined in Treasury Regulations Section 1.162-27(e)(3)(i), provided, however, that a Qualified Compensation Director need not satisfy the condition set forth in clause (ii) until the date of the first regularly scheduled meeting of the stockholders of the Company that occurs more than 12 months after the later of (1) the Completion of the IPO and (2) the date on which the Common Stock is listed on the New York Stock Exchange.

“Receiving Party” has the meaning set forth in Section 6.6(a).

“Regulation S-K” means Regulation S-K under the Securities Act and the Exchange Act.

“Representatives” means, with respect to any Person, any officer, director, employee, advisor, agent or representative of such Person, or anyone acting on behalf of them or such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Coverage” has the meaning set forth in Section 6.7(b).

“Subsidiary” means, with respect to any Person, any other Person who is Controlled by such Person; provided that none of the Company and its Subsidiaries shall be considered Subsidiaries of NAB or any of NAB’s Subsidiaries for purposes of this Agreement.

“Third-Party Claim” means any claim relating to a Loss by any Person who is not, and is not a Subsidiary of, a Party.

“Transitional Services Agreement” means the Transitional Services Agreement, dated the date hereof, between the Parties.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the Capital Stock of which is owned, directly or indirectly, by such Person.

Section 1.2 Beneficial Ownership. For purposes of this Agreement, NAB shall:

(a) be deemed to Beneficially Own securities that are Beneficially Owned by its Subsidiaries; and

(b) be deemed to be acting on behalf of its Subsidiaries with respect to their capacities as holders of legal and economic interests, respectively, in Common Stock and Non-Voting Common Stock, as applicable.

Section 1.3 Interpretation.

(a) Unless the context otherwise requires:

(i) references contained in this Agreement to the Preamble, Recitals and to specific Articles, Sections, Subsections or Schedules shall refer, respectively, to the Preamble, Recitals, Articles, Sections, Subsections or Schedules of this Agreement;

(ii) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(iii) references to any statute or statutory provision include all rules and regulations promulgated pursuant to such statute or statutory provision, in each case as such statute, statutory provision, rules or regulations may be amended, modified, supplemented or replaced from time to time;

(iv) references to any Governmental Authority include any successor to such Governmental Authority;

(v) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(vi) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vii) the terms “Dollars” and “$” mean U.S. Dollars; and

(viii) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

(b) The headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date.

Article II

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Section 2.1 Board of Directors.

(a) As of the Completion of the IPO and until such time as otherwise provided for in this Agreement, the Board of Directors shall consist of nine members. From the Completion of the IPO until the earlier of (i) the day prior to the one-year anniversary of the Less Than Majority Holder Date and (ii) the Non-Control Date, the Company and NAB shall use their best efforts to cause the Board of Directors to consist of a majority of NAB Directors. From and after the one-year anniversary of the Less Than Majority Holder Date, the Board of Directors shall transition to full compliance with Section 303A.01 of the NYSE Manual, to the extent the composition of the Board of Directors is not already in full compliance, such that on the one-year anniversary of the Less Than Majority Holder Date, the Board of Directors shall consist of a majority of Independent Directors.

(b) At all times, the Board of Directors shall include at least two Directors who are both Independent Directors and Qualified Compensation Directors.

(c) The CEO shall serve on the Board of Directors at all times prior to the Non-Control Date. In accordance with Section 2.8(c), the CEO shall not be deemed a NAB Director.

(d) NAB shall have the right to nominate for inclusion on the Company Slate such number of Directors, each of whom shall be a NAB Director, such that the aggregate number of nominated Directors on the Company Slate together with the number of NAB Directors on the Board of Directors which are not subject to election at the applicable stockholder meeting is equal to the following (or such lower number as NAB shall determine):

(i) until the earlier of (A) the day prior to the one-year anniversary of the Less Than Majority Holder Date (or such earlier date as NAB shall determine) and (B) the Non-Control Date, five Directors, or such other number as shall represent a majority of the Directors on the Board of Directors;

(ii) from and after the one-year anniversary of the Less Than Majority Holder Date (or such earlier date as NAB shall determine), if the Non-Control Date has not occurred, a number of Directors equal to (A) the number of Independent Directors on the Board of Directors minus (B) two;

(iii) after the Non-Control Date, and as long as NAB Beneficially Owns at least 5% of the Company’s Common Stock and Non-Voting Common Stock, considered together as a single class of the Company’s Capital Stock, one Director; and

(iv) after the Non-Control Date, and after NAB ceases to Beneficially Own at least 5% of the Company’s Common Stock and Non-Voting Common Stock, considered together as a single class of the Company’s Capital Stock, none.

(e) Until the Non-Control Date, the Company shall use its best efforts:

(i) to cause there to be on the Board of Directors at all times that number of NAB Directors for which NAB maintains nomination rights pursuant to Section 2.1(d);

(ii) to fill any vacancy on the Board of Directors created by the resignation, removal or incapacity of any NAB Director with an individual designated by NAB, to the extent NAB would then have the right to nominate such individual consistent with the aggregate number of NAB Directors NAB shall then be entitled to nominate pursuant to Section 2.1(d); and

(iii) to prevent the removal of any NAB Director without NAB’s consent, to the extent NAB would then have the right to nominate such individual consistent with the aggregate number of NAB Directors NAB shall then be entitled to nominate pursuant to Section 2.1(d).

(f) Until the Non-Control Date, if the Board of Directors has appointed a Chairperson of the Board of Directors who is not an Independent Director:

(i) the Board of Directors shall designate one of the Independent Directors who is not a NAB Director as its “Lead Director;”

(ii) the Lead Director shall preside over meetings of the Board of Directors held in the absence of any Director who is also an Executive Officer, which meetings shall be held no less than four times per year (although the Parties expect that such meetings will be held more frequently, generally prior to or immediately following each scheduled meeting of the Board of Directors);

(iii) the Lead Director shall also preside over meetings of the Independent Directors, which meetings shall be held (A) in the absence of any Director who is not an Independent Director and (B) at least annually; and

(iv) the Lead Director shall have the responsibilities and authority set forth in Schedule 2.1(f) and, to the extent not inconsistent with any other provision of this Agreement, such additional responsibilities as the Board of Directors may direct from time to time.

Section 2.2 Audit Committee of the Board.

(a) As of the Completion of the IPO and until such time as otherwise provided for in this Agreement, the Board of Directors shall have established an audit committee that shall consist of three or more Independent Directors, with the size of the audit committee established by the Board of Directors. At any time prior to the Non-Control Date during which a NAB Independent Director serves on the Board of Directors, at least one member of the audit committee shall be a NAB Independent Director designated by NAB, so long as such NAB Independent Director also meets the standards for audit committee membership as set forth in the NYSE Manual.

(b) The audit committee shall have responsibilities and authority consistent with Rule 10A-3 under the Exchange Act and Rule 303A.07 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time.

(c) The audit committee shall have at all times at least one member who is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Section 2.3 Compensation Committee of the Board.

(a) As of the Completion of the IPO, the Board of Directors shall have established a compensation committee that, at all times prior to the Less Than Majority Holder Date, shall consist of three or more Directors (with the size of the compensation committee established by the Board of Directors) comprised of (i) two or more Independent Directors (at least two of which are Qualified Compensation Directors) and (ii) one or more NAB Directors. NAB shall designate NAB Directors to fill the number of positions reserved for NAB Directors on the compensation committee pursuant to this Section 2.3(a).

(b) On the Less Than Majority Holder Date (or on such earlier date as NAB shall determine), the compensation committee shall transition to full compliance with Section 303A.05 of the NYSE Manual, to the extent the composition of the compensation committee is not already in full compliance, as follows:

(i) on or before 90 days following the Less Than Majority Holder Date, the compensation committee shall consist of a majority of Independent Directors, at least two of whom are Qualified Compensation Directors; and

(ii) on the one-year anniversary of the Less Than Majority Holder Date (or such earlier date as NAB shall determine), the compensation committee shall consist solely of Independent Directors, at least two of whom are Qualified Compensation Directors.

(c) From the Completion of the IPO until the day before the one-year anniversary of the Less Than Majority Holder Date, and during any other time that the compensation committee includes members who are not Qualified Compensation Directors, the compensation committee shall maintain a subcommittee consisting solely of two or more Qualified Compensation Directors who shall be responsible for:

(i) approving any grants of equity or equity-based compensation awards to any Executive Officer or Director;

(ii) determining performance goals for performance-based compensation of the Executive Officers and the satisfaction thereof; and

(iii) such other matters as shall be required by Applicable Law to be approved or determined solely by Qualified Compensation Directors.

(d) Following the Less Than Majority Holder Date, the compensation committee shall have responsibilities and authority consistent with Rule 303A.05 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time.

(e) After the one-year anniversary of the Less Than Majority Holder Date, if the Non-Control Date has not occurred, at any time during which a NAB Independent Director serves on the Board of Directors, at least one member of the compensation committee shall be a NAB Independent Director.

Section 2.4 Corporate Governance and Nominating Committee of the Board.

(a) As of the Completion of the IPO, the Board of Directors shall have established a corporate governance and nominating committee that, at all times prior to the Less Than Majority Holder Date, shall consist of two or more Directors (with the size of the corporate governance and nominating committee established by the Board of Directors) comprised of (i) one or more Independent Directors and (ii) one or more NAB Directors. NAB shall designate NAB Directors to fill the number of positions reserved for NAB Directors on the corporate governance and nominating committee pursuant to this Section 2.4(a).

(b) On the Less Than Majority Holder Date (or on such earlier date as NAB shall determine), the corporate governance and nominating committee shall transition to full compliance with Section 303A.04 of the NYSE Manual, to the extent the composition of the corporate governance and nominating committee is not already in full compliance, as follows:

(i) on or before the 90th day following the Less Than Majority Holder Date, the corporate governance and nominating committee shall consist of a majority of Independent Directors; and

(ii) on the one-year anniversary of the Less Than Majority Holder Date (or such earlier date as NAB shall determine), the corporate governance and nominating committee shall consist solely of Independent Directors.

(c) The corporate governance and nominating committee shall at all times exercise the responsibilities and authority set forth under Rule 303A.04 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time.

(d) After the one-year anniversary of the Less Than Majority Holder Date, if the Non-Control Date has not occurred, at any time during which a NAB Independent Director serves on the Board of Directors, at least one member of the corporate governance and nominating committee shall be a NAB Independent Director.

Section 2.5 Executive Committee of the Board.

(a) As of the Completion of the IPO, the Board of Directors shall have established an executive committee that, at all times prior to the one-year anniversary of the Less Than Majority Holder Date, shall consist of (i) the CEO, (ii) one Independent Director who is not a NAB Independent Director and (iii) two NAB Directors, one of whom shall be designated by NAB as an alternate and who shall be considered a member of the Executive Committee of the Board only at such times as the other NAB Director is unable to attend a meeting or cast a vote.

(b) Until the earlier of (i) the Non-Control Date and (ii) the one-year anniversary of the Less Than Majority Holder Date, the executive committee shall only act with the consent or approval of a majority of the members of the committee, which majority must include the consent or approval of a NAB Director.

(c) Each NAB Director that is a member of the executive committee shall be available to the other committee members on short notice (generally meaning within 24 hours of any communication being sent), or shall provide for the alternate NAB Director or for a delegate (who shall also be a NAB Director) to be available within such a time period.

(d) The executive committee shall have such responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time; provided, however, that until the Non-Control Date, the executive committee shall report promptly to the Board of Directors any actions it has taken.

Section 2.6 Risk Committee of the Board.

(a) As of the Completion of the IPO, the Board of Directors shall have established a risk committee that, at all times prior to the one-year anniversary of the Less Than Majority Holder Date, shall consist of two or more Directors (with the size of the risk committee established by the Board of Directors)

comprised of (i) one or more Independent Directors and (ii) one or more NAB Directors. NAB shall designate NAB Directors to fill the number of positions reserved for NAB Directors on the risk committee pursuant to this Section 2.6(a).

(b) At such time as the Company shall have total consolidated assets in excess of $10 billion, the Chairperson of the risk committee must satisfy the requirements of 12 C.F.R. § 252.22(d)(2). At least one member of the risk committee must have experience in identifying, assessing and managing risk exposures of large, complex firms.

Section 2.7 Company Bank Subsidiary Board of Directors.

(a) From the Completion of the IPO until the earlier of (i) the Non-Control Date and (ii) the one-year anniversary of the Less Than Majority Holder Date, subject to Applicable Law, NAB shall be entitled to appoint up to two directors to serve on the board of directors of the Company Bank Subsidiary; provided that NAB shall never have the right to appoint more than 25% of the members of the board of directors of the Company Bank Subsidiary.

(b) From the Completion of the IPO until the earlier of (i) the Non-Control Date and (ii) the one-year anniversary of the Less than Majority Holder Date, the Company shall not, and shall cause the Company Bank Subsidiary not to, reduce the size of the board of directors of the Company Bank Subsidiary to less than eight members without NAB’s prior written consent.

(c) Prior to the Non-Control Date, any NAB Director shall be entitled to attend any meeting of the board of directors of the Company Bank Subsidiary, or any committee or subcommittee thereof, as a non-voting observer; provided that the board of directors of the Company Bank Subsidiary, or any committee or subcommittee thereof, shall have the right to hold sessions consisting only of members of the board of directors of the Company Bank Subsidiary or such committee or subcommittee present, as applicable.

Section 2.8 Implementation.

(a) The Company shall make such disclosures, and shall take such other steps, as shall be required to avail itself of such exemptions from the NYSE Manual and other Applicable Law so as to permit the full implementation of this Article II.

(b) Any determination by or consent of NAB pursuant to this Article II shall be evidenced in advance by a writing signed on behalf of NAB by a person holding the office of General Manager, Group Development at NAB.

(c) Except as expressly stated in this Article II, NAB Directors (i) shall not be required to be Independent Directors or meet any standard of independence from the Company and (ii) may be officers or employees of NAB or any of its Affiliates, but not of the Company or any of the Company’s Subsidiaries.

(d) Any Director may attend any committee or subcommittee meeting as a non-voting observer; provided that any committee or subcommittee shall have the right to hold sessions consisting only of members of such committee or subcommittee present, as applicable.

Notwithstanding anything in this Article II to the contrary, NAB shall not be entitled to designate a Director to serve on the board of directors of the Company Bank Subsidiary or any committee of the Board of Directors, and no committee of the Board of Directors shall be required to comply with any composition requirements set forth in this Article II, following the Non-Control Date.

Article III

APPROVAL AND CONSENT RIGHTS

Section 3.1 Approval and Consent Rights. Until the Non-Control Date, the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without NAB’s consent:

(a) any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction), other than any merger, consolidation or similar transaction involving only the Company and one or more of its Wholly Owned Subsidiaries;

(b) any acquisition or disposition of securities, assets or liabilities involving an equity value greater than $5 million or an asset value greater than $5 million, in each case other than transactions involving investment securities or loans approved in accordance with the Company’s established policies and procedures to monitor invested assets or loans, respectively;

(c) any increase or decrease in the authorized Capital Stock of the Company, or the creation of any new class or series of Capital Stock of the Company (including, for the avoidance of doubt, any class or series of preferred stock of the Company);

(d) any issuance or acquisition (including stock buy-backs, redemptions and other reductions of capital) of Capital Stock of the Company or any of its Subsidiaries, except:

(i) issuances and grants to a Director or employee of the Company of vested or unvested shares of Common Stock or restricted Common Stock, options to acquire shares of Common Stock, restricted stock units, “phantom” stock units or similar interests in the Company’s common equity, in each case pursuant to an equity compensation plan approved by the Board of Directors; or

(ii) issuances of Capital Stock of a Subsidiary to a Wholly Owned Subsidiary, or acquisitions of Capital Stock of a Subsidiary by a Wholly Owned Subsidiary;

(e) any issuance or acquisition (including redemptions, prepayments, open-market or negotiated repurchases or other transactions reducing the outstanding debt of the Company or any of its Subsidiaries) of any debt security of the Company or any of its Subsidiaries, in each case involving an aggregate principal amount exceeding $10 million;

(f) any other incurrence or guaranty of a debt obligation having a principal amount greater than $5 million, other than (i) debt obligations incurred by the Company Bank Subsidiary in the ordinary course and (ii) a guaranty or similar undertaking by the Company Bank Subsidiary in the ordinary course of business;

(g) entry into, or termination of, any joint venture or cooperation arrangements involving assets having a value exceeding $5 million;

(h) the listing or delisting of any class of Capital Stock of the Company or any of its Subsidiaries on a securities exchange;

(i) the amendment (or approval or recommendation of the amendment) of the Company’s certificate of incorporation or bylaws;

(j) any material change in the scope of the Company’s business from the scope of the Company’s business immediately before the Completion of the IPO;

(k) other than as required by Applicable Law, any change in the Company Auditors;

(l) other than as required by Applicable Law, the formation of, or delegation of authority to, any new committee, or subcommittee thereof, of the Board of Directors, or the delegation of authority to any existing committee or subcommittee thereof not set forth in the committee’s charter immediately prior to the Consummation of the IPO;

(m) entry into, or termination of, any material contract, or any material amendment to any material contract, other than, in each case, (i) any employment agreement or (ii) any contract involving neither aggregate payments of $3 million or more nor aggregate annual payments of $1 million or more;

(n) any change in the legal structure of the Company or the legal or ownership structure of any of its Subsidiaries;

(o) settlement of any material litigation or proceeding (whether formal or informal) involving the Company or any of its Subsidiaries;

(p) any change in any material policy relating to loans or other risk appetite settings, investments, asset-liability management or derivatives or in any other policy that could reasonably be deemed to have a material effect on the Company’s consolidated results of operations or financial condition;

(q) any material written agreement or settlement with, or any material written commitment to, a regulatory agency, or any material enforcement action;

(r) the election, hiring or dismissal, other than a dismissal for cause, of the CEO or CFO of the Company or the Company Bank Subsidiary;

(s) with respect to the Company or any Subsidiary, any filing or the making of any petition under Bankruptcy Laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject the Company or any Subsidiary to a proceeding under Bankruptcy Laws;

(t) any dissolution or winding-up of the Company or the Company Bank Subsidiary;

(u) any increase or decrease in the size of the Board of Directors, other than as contemplated in this Agreement; or

(v) entry into any agreement or commitment providing for any of the foregoing.

Section 3.2 Implementation.

(a) Any determination by or consent of NAB pursuant to this Article III shall be evidenced in advance by a writing signed on behalf of NAB by a person holding the office of General Manager, Group Development at NAB.

(b) In exercising its rights pursuant to this Article III, NAB may periodically consult with the Independent Directors through the Lead Director.

Article IV

INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

Section 4.1 Information Rights During Full Consolidation Periods.

(a) The Company agrees that, for so long as NAB is required under Applicable Accounting Standards to consolidate the financial statements of the Company with its financial statements, and in any case for all financial periods commencing prior to the earlier of the Non-Control Date and the one-year anniversary of the Less Than Majority Holder Date:

(i) General Principles. The Company shall continue to provide NAB with (A) information and data relating to the business and financial results of the Company and its Subsidiaries and (B) access to the Company’s personnel, data and systems, in each case in the same manner as it does immediately prior to the Completion of the IPO;

(ii) Accounting Systems and Principles. The Company shall maintain accounting principles, systems and reporting formats that are consistent with NAB’s financial accounting practices in effect as of the Completion of the IPO, and shall thereafter in good faith consider any changes to such principles, systems or reporting formats requested by NAB;

(iii) Controls and Procedures. The Company shall, and shall cause each of its Subsidiaries to (A) maintain Disclosure Controls and Procedures, (B) maintain Internal Control Over Financial Reporting and (C) provide quarterly certifications from its relevant officers and employees regarding Disclosure Controls and Procedures and Internal Control Over Financial Reporting, in accordance with NAB’s internal standards;

(iv) Advance Notice. The Company shall inform NAB promptly of any events or developments that might reasonably be expected to materially affect the Company’s financial condition and results of operations; and

(v) Regulatory Information. Subject to Applicable Law and to the extent provided by the Company and its Subsidiaries prior to the Completion of the IPO, the Company shall provide NAB with copies of, and access to, (A) all reports of examinations and other supervisory visitations regarding the Company or any of its Subsidiaries and prepared by or for any federal or state bank regulatory agency or authority with jurisdiction over the Company or any of its Subsidiaries, and (B) any other supervisory communications to or from any such bank regulatory agency or authority identifying any matter requiring attention or correction by the Company or any of its Subsidiaries or regarding any existing or potential investigation or enforcement action by any such bank regulatory agency relating to the Company or any of its Subsidiaries.

(b) In connection with its provision of information to NAB pursuant to Section 4.1(a), the Company may implement reasonable procedures to restrict access to such information to only those Persons who NAB reasonably determines have a need to access such information.

Section 4.2 Information Rights During Equity Accounting Periods. The Company agrees that, during a period that begins when Section 4.1 ceases to apply and ends on such time as NAB shall no longer be required under Applicable Accounting Standards to account in its financial statements for its holdings in the Company under an equity method, unless NAB shall earlier provide written notice to the Company that it is opting-out of this Section 4.2, the Company shall provide NAB with (a) information and data relating to the business and financial results of the Company and its Subsidiaries and (b) access, during normal business hours, to the Company’s personnel, data and systems, in each case to the extent that such information, data or access is required for NAB to meet its legal, financial or regulatory obligations or requirements (as determined by NAB in its reasonable judgment).

Section 4.3 General Information Requirements.

(a) All information provided by the Company or any of its Subsidiaries to NAB pursuant to Sections 4.1 and 4.2 shall be in the form and with the level of detail reasonably requested by NAB. All financial statements and information provided by the Company or any of its Subsidiaries to NAB pursuant to Sections 4.1 and 4.2 shall be provided under Applicable Accounting Standards with a reconciliation to GAAP. NAB shall provide the Company with at least 30 days’ notice of any change in its administrative practices and policies as they relate to the obligations of the Company pursuant to this Section 4.3(a), including any change in such policies relating to reporting times and delivery methods.

(b) With respect to any information provided by the Company or any of its Subsidiaries to NAB that is contained in, or used in the preparation of, any public disclosure of NAB, the Company shall not provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

(c) With respect to any information provided by NAB or any of its Subsidiaries to the Company that is contained in, or used in the preparation of, any public disclosure of the Company, NAB shall not provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

Section 4.4 Reporting Coordination Committee.

(a) To facilitate the coordination of financial reporting, the Company and NAB shall establish a reporting coordination committee, which shall have a membership that includes (i) the CFO of the Company or his or her designee, (ii) a senior member of NAB Group Finance and (iii) such other members as shall be mutually agreed between the Company and NAB.

(b) The reporting coordination committee shall meet at least quarterly to (i) monitor the financial reporting protocols between the Company and NAB and make recommendations as to any appropriate changes, (ii) determine appropriate reporting deadlines consistent with the public reporting obligations of the Company and NAB under Applicable Law, and (iii) make such other determinations regarding reporting procedures, technologies and personnel as shall be necessary or advisable to facilitate accurate and efficient financial reporting between the Company and NAB.

(c) The Parties agree to comply with any determination reached with respect to reporting by the reporting coordination committee to which both the CFO of the Company (or his or her designee) and the senior member of NAB Group Finance serving on the committee shall consent.

Section 4.5 Matters Concerning Auditors.

(a) Until the date on which NAB is no longer required under Applicable Accounting Standards to consolidate the Company’s financial statements with its financial statements, NAB shall have full access, during normal business hours, to the Company Auditor and to the Company’s internal audit function (through the Company’s head of internal audit), including access to work papers and the personnel responsible for conducting the Company’s quarterly reviews and annual audit, and shall be provided with copies of all material correspondence between the Company and the Company Auditor.

(b) Until the Non-Control Date:

(i) the Company shall provide NAB with reasonable access to the Company Auditor and to the Company’s internal audit function (through the Company’s head of internal audit) and shall extend all reasonably requested cooperation with the NAB Auditor in connection with NAB’s internal and external audit function;

(ii) the Company shall use its reasonable best efforts to enable the Company Auditor to complete its quarterly review and annual audit such that the Company Auditor shall date its report on such quarterly review or annual audit opinion on the Company’s audited annual financial statements on or before the date that the NAB Auditor date their report or opinion on NAB’s financial statements, and to enable NAB to meet its timetable for the printing, filing and public dissemination of its financial statements. The Company shall instruct the Company Auditor to perform the work requested by the NAB Auditor pursuant to this Agreement, and the Company shall use its reasonable best efforts to enable the Company Auditor to comply with the instructions received; and

(iii) upon reasonable notice, the Company shall authorize the Company Auditor to make available to the NAB Auditor both the personnel responsible for conducting the Company’s quarterly reviews and annual audit and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the quarterly review or annual audit of the Company, in all cases within a reasonable time after the Company Auditor’s opinion date, so that the NAB Auditor is able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditor as it relates to the NAB Auditor’s report on NAB’s financial statements, all within sufficient time to enable NAB to meet its timetable for the printing, filing and public dissemination of its financial statements.

(c) Neither Party shall take any action that would cause either the Company Auditor or the NAB Auditor not to be independent with respect to the Company or NAB, respectively.

Section 4.6 Release of Information and Public Filings.

(a) Until the Non-Control Date:

(i) to the extent practicable under the circumstances, the Company shall (A) coordinate with NAB with respect to the public release of any material information relating to the Company; and (B) provide NAB with a copy of any such proposed public release no later than two Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by NAB and received by the Company reasonably in advance of such publication;

(ii) to the extent practicable under the circumstances, NAB shall (A) coordinate with the Company with respect to the public release of any material information relating to the Company, and (B) provide the Company with a copy of any such proposed public release no later than two Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by the Company and received by NAB reasonably in advance of such publication. Notwithstanding anything to the contrary set forth in this Agreement, except to the extent required by Applicable Law, NAB shall not release any material information relative to the Company prior to the public release thereof by the Company;

(iii) the Company and NAB shall consult on the timing of their annual and quarterly earnings releases and, to the extent practicable, each Party shall give the other Party an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon. In the event that the Company is required by Applicable Law to publicly release information concerning the Company’s financial information for a period for which NAB has yet to publicly release financial information, the Company shall provide NAB notice of such release of such information as soon as practicable prior to such release of such information; and

(iv) each of NAB and the Company shall take reasonable steps to cooperate with each other in connection with the preparation, printing, filing, and public dissemination of their respective annual and quarterly statements, their respective audited annual financial statements, their respective annual reports to stockholders, any other required regulatory filings and, with respect to the Company, annual, quarterly and current reports under the Securities Act, any prospectuses and other filings made with the SEC.

(b) Until the one-year anniversary of the Less Than Majority Holder Date, NAB shall have the rights with respect to the Company’s public communications and filings set forth in Schedule 4.6(b); provided, however, that such rights shall not apply to the extent that they would prevent the Company from complying with its disclosure or other obligations under Applicable Law.

Section 4.7 Information in Connection with Regulatory or Supervisory Requirements.

(a) For a period of ten years following the Non-Control Date, subject to an extension of up to five years upon the demonstration of a legal, tax or regulatory requirement for such extension by the requesting Party and subject to any restrictions contained in Applicable Law:

(i) the Company shall (A) provide, as promptly as reasonably practicable, but in any case within three Business Days of any request from NAB (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (1) requested or demanded by any Governmental Authority having jurisdiction or oversight authority over NAB or any of its Subsidiaries (including, for the avoidance of doubt, APRA) or (2) deemed necessary or advisable by NAB in connection with any filing, report, response or communication made by NAB or its Subsidiaries with or to a Governmental Authority having jurisdiction or oversight authority over NAB or any of its Subsidiaries (including, for the avoidance of doubt, APRA), whether made pursuant to a specific request from such Governmental Authority or in the ordinary course, and (B) upon reasonable notice, provide access to any Governmental Authority having jurisdiction or oversight authority over NAB or any of its Subsidiaries (including, for the avoidance of doubt, APRA) to its offices, employees and management in a reasonable manner where and as required under Applicable Law; and

(ii) NAB shall provide, as promptly as reasonably practicable, but in any case within three Business Days of any request from the Company (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents relating to the Company or any of its Subsidiaries (A) requested or demanded by any Governmental Authority having jurisdiction or oversight authority over the Company or any of its Subsidiaries; or (B) deemed necessary or advisable by the Company in connection with any filing, report, response or communication by the Company or its Subsidiaries with or to any Governmental Authority having jurisdiction or oversight authority over the Company or any of its Subsidiaries, whether made pursuant to a specific request from such Governmental Authority or in the ordinary course.

(b) Each Party shall use its reasonable best efforts to keep the other Party informed of the type of information such Party expects to require on a regular basis (including the expected timing requirements for such information) in order to meet its reporting or filing obligations, and the reporting and filing obligations of its Subsidiaries, with Governmental Authorities; provided, however, that no failure to abide by this Section 4.7(b) shall affect the validity of any demand made pursuant to Section 4.7(a).

(c) Each Party shall use its reasonable best efforts to obtain any consent required under Applicable Law to share any information requested pursuant to Section 4.7(a).

Section 4.8 Implementation with Respect to Legal Disclosures.

(a) All requests for information or documents under Sections 4.1, 4.2, 4.7(a)(i) or 6.3 relating to legal or regulatory matters or with respect to which legal privilege may be sought or asserted shall be made solely to the office of the General Counsel of the Company, and all responses thereunder shall be made solely to the office of the Head of Corporate Advisory Legal of NAB. For the avoidance of doubt, such information or documents contained in databases, reports or systems of the Company to which NAB has unrestricted access prior to the date hereof may be redacted, or access to the relevant databases, reports or systems may be restricted or denied, to the extent necessary so that such information and documents are handled in accordance with this Section 4.8.

(b) All requests for information or documents under Sections 4.7(a)(ii) shall be made solely to the office of the Head of Corporate Advisory Legal of NAB, and all responses thereunder shall be made solely to the office of the General Counsel of the Company.

(c) If the Party required to deliver the information or documents pursuant to Sections 4.1, 4.2, 4.7 or 6.3 (the “Information Party”) believes in good faith, based upon legal advice (from internal or external counsel), that the delivery of any information or documents pursuant to this Agreement would cause the loss of any applicable legal privilege (or create a risk of such loss), then both Parties shall work in good faith to determine an alternate means of delivering the requested information or documents, or the substance thereof, that does not result in the loss of such privilege. If needed to preserve a legal privilege, the Parties shall negotiate in good faith and enter into a customary common interest agreement in advance of, and as a condition to, such delivery. Notwithstanding the foregoing, if no alternate means can be agreed by the Parties and external counsel to the Information Party informs the other Party in writing that a common interest cannot be established, or with sufficient confidence be asserted, to preserve the legal privilege with respect to the information or documents in question, even if a common interest agreement were to be entered into, or that for any other reason the information or documents cannot be delivered without loss of the legal privilege (such external counsel to explain the reasons for its conclusion briefly but in reasonable detail so that the other Party can review the legal analysis with its own counsel), then the Information Party is excused from providing such information or documents, but only to the extent and for the time necessary to preserve the privileged character thereof.

Section 4.9 Information Concerning NAB Equity Awards. Each Party shall provide the other Party with any information reasonably requested in connection with the continued vesting of equity awards granted by NAB to employees of the Company and its Subsidiaries prior to the Completion of the IPO in accordance with their respective terms. In the case of the Company, the information provided shall include, upon request, information concerning the value, vesting schedule and outstanding amount of NAB restricted stock for each employee.

Section 4.10 Expenses. The Company shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under this Article IV, except out-of-pocket expenses incurred with respect to specific requests by NAB for information, documents or access, in excess of amounts historically incurred by the Company (if any) for the provisions of similar information, documents and access.

Article V

EXCHANGE OF COMMON STOCK FOR NON-VOTING COMMON STOCK

Section 5.1 Exchange.

(a) Upon at least five Business Days prior written notice from NAB, the Company shall exchange all or part of the shares of Common Stock Beneficially Owned by NAB for an equal number of fully paid and non-assessable shares of Non-Voting Common Stock in accordance with the procedures set forth in this Section 5.1.

(b) Any notice requesting exchange of shares of Common Stock delivered pursuant to Section 5.1(a) shall contain (i) the name of each registered holder of shares of Common Stock Beneficially Owned by NAB to be exchanged for shares of Non-Voting Common Stock and (ii) the number of shares of Common Stock each such registered holder desires to exchange for shares of Non-Voting Common Stock.

(c) The Company shall promptly deliver to any holder of shares of Common Stock for which an election of exchange is given in accordance with this Section 5.1 a stock certificate in the name of such holder, or evidence of uncertificated shares registered in the name of such holder, representing the applicable number of shares of Non-Voting Common Stock issued in exchange for the shares of Common Stock exchanged. All shares of Non-Voting Common Stock issued in exchange for shares of Common Stock pursuant to this Section 5.1 shall be validly issued and, upon issuance, fully paid and non-assessable.

(d) The Company shall bear all costs and expenses incurred by it in connection with, and any issuance tax (other than stock transfer tax) resulting from, the exchange of shares of Common Stock pursuant to this Section 5.1.

(e) The Company shall from time to time reserve for issuance out of its authorized but unissued shares of Non-Voting Common Stock, or shall keep available (solely for the purposes of issuance upon exchange of shares of Common Stock) shares of Non-Voting Common Stock held by the Company as treasury stock, the number of shares of Non-Voting Common Stock into which all outstanding shares of Common Stock held by NAB or a Subsidiary of NAB may be exchanged.

Article VI

OTHER PROVISIONS

Section 6.1 Related Party Transactions Policy. The review and approval of the audit committee in accordance with the charter of the audit committee and the Company’s related party transaction policy shall be required prior to the Company or any Subsidiary of the Company entering into (i) any transaction that would be reportable by the Company pursuant to Item 404(a) of Regulation S-K in the Company’s subsequent Annual Report on Form 10-K or (ii) any material amendment to this Agreement.

Section 6.2 Certain Policies and Procedures.

(a) Until the earlier of (i) the Non-Control Date and (ii) the one-year anniversary of the Less Than Majority Holder Date, the Board of Directors shall, when determining to implement, amend or rescind any policy of the Company or any of its Subsidiaries relating to risk, capital, investment, environmental and social responsibility or regulatory compliance (each, a “Critical Policy”), take into account the Company’s status as a consolidated Subsidiary of NAB, and take into account the interests of NAB therein.

(b) During any period in which NAB is deemed to control the Company for U.S. or Australian regulatory purposes, and in any case at all times prior to the Non-Control Date, the Company and its Subsidiaries:

(i) shall not adopt or implement any policies or procedures, and at NAB’s reasonable request, shall refrain from taking any actions, that would cause NAB to violate any Applicable Law;

(ii) shall, prior to implementing, amending or rescinding any Critical Policy, consult with NAB (through one or more NAB Directors, if any shall be in office at such time, or else through the Head of Corporate Advisory Legal of NAB), and, to the extent consistent with its fiduciary duties, the Board of Directors shall take into account the reasonable interests of NAB with respect thereto; and

(iii) shall maintain and observe the policies of NAB to the extent necessary for NAB to comply with its legal and regulatory obligations under Applicable Law;

provided, that this Section 6.2(b) shall not require the Company to take any action (including adopting or implementing any policy) or refrain from taking any action where such action or inaction would cause the Company or any of its Subsidiaries to violate Applicable Law.

Section 6.3 Access to Personnel and Data. In addition to the rights set forth elsewhere in this Agreement, until the Non-Control Date:

(a) the Company and its Subsidiaries shall continue to provide Representatives of NAB with reasonable access to the Company’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of the Company as a consolidated Subsidiary of NAB (if then applicable) and NAB’s control of the Company and its Subsidiaries for purposes of the BHC Act; and

(b) NAB shall continue to provide Representatives of the Company with reasonable access to NAB’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of NAB as the corporate parent of the Company (if then applicable).

Section 6.4 Internal Communications Protocols. In addition to the rights set forth elsewhere in this Agreement, until the Non-Control Date, the Company agrees to consult with NAB prior to issuing any internal communications which could reasonably be expected to be material to NAB or to NAB’s control of the Company for purposes of the BHC Act.

Section 6.5 Access to Historical Records. For a period of ten years following the Non-Control Date, subject to an extension of up to five years upon the demonstration of a legal, tax or regulatory requirement for such extension by the requesting Party, NAB and the Company shall retain the right to access such records of the other which exist resulting from NAB’s control or ownership of all or a portion of the Company and its Subsidiaries. Upon reasonable notice and at each Party’s own expense, NAB (and its authorized Representatives) and the Company (and its authorized Representatives) shall be afforded access to such records at reasonable times and during normal business hours, and each Party (and its authorized Representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided that access to such records may be denied if (a) NAB or the Company, as the case may be, cannot demonstrate a legitimate business need (during the ten year period following the Non-Control Date), or a legal, tax or regulatory requirement (during the extension period described above), for such access to the records; (b) the information contained in the records is subject to any applicable confidentiality commitment to a third party; (c) a bona fide competitive reason exists to deny such access; (d) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party; (e) such access would serve as a waiver of any privilege afforded to such record; or (f) such access would unreasonably disrupt the normal operations of NAB or the Company, as the case may be.

Section 6.6 Confidentiality.

(a) Subject to Section 6.6(b), from and after the date hereof, each Party that receives or obtains Confidential Information, or whose Subsidiaries receive or obtain Confidential Information (collectively, the “Receiving Party”), from the other Party or any of its Subsidiaries (collectively, the “Disclosing Party”) as a result of the transactions contemplated by this Agreement shall treat such Confidential Information as confidential, shall use such Confidential Information only for the purposes of performing or giving effect to this Agreement and shall not disclose or use any such Confidential Information except as provided herein.

(b) Section 6.6(a) shall not prohibit disclosure or use of any Confidential Information if and to the extent:

(i) the disclosure or use is required by Applicable Law, any Governmental Authority (provided that, to the extent practicable and permitted by Applicable Law, prior to such disclosure or use the Receiving Party shall (a) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed (unless the provision of such notice is not permissible under Applicable Law) and (b) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information);

(ii) the disclosure to any Governmental Authority having jurisdiction over the Receiving Party in connection with ordinary course discussions with, and examinations by, such Governmental Authority;

(iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made in connection with the tax affairs of the Disclosing Party;

(iv) the disclosure is made to the Receiving Party’s Representatives on a need-to-know basis (with the understanding that the Receiving Party shall be responsible for any breach by such Persons of this Section 6.6);

(v) the Confidential Information is or becomes generally available to the public (other than as a result of an unauthorized disclosure, directly or indirectly, by the Receiving Party or its Representatives);

(vi) the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided that such sources are not known by the Receiving Party to be subject to another confidentiality obligation);

(vii) the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval; or

(viii) subject to Applicable Law, the disclosure or use of such Confidential Information is made by NAB or any of its Subsidiaries in connection with the sale of any shares of Common Stock or Non-Voting Common Stock Beneficially Owned by NAB or any of its Subsidiaries (provided that the recipient of any such Confidential Information shall agree to keep such Confidential Information confidential on terms and conditions that are no less favorable to the Company and its Subsidiaries than the provisions of this Section 6.6).

(c) Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement. Except as otherwise provided in this Agreement, each Party shall use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.

(d) In the event of any disclosure or loss of any Confidential Information of the Disclosing Party due to the fault of the Receiving Party, the Receiving Party shall promptly, at its own expense: (a) notify the Disclosing Party in writing; and (b) cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

(e) For the avoidance of doubt, any NAB Director may disclose any information about the Company and its Subsidiaries received by such NAB Director (whether or not in his capacity as a Director of the Company) to the other NAB Directors and to NAB and its Subsidiaries, provided that any such information disclosed that would otherwise constitute Confidential Information shall be treated by NAB and its Subsidiaries in accordance with this Section 6.6.

Section 6.7 Director and Officer Indemnification; Liability Insurance.

(a) Until at least the day after the last date on which a NAB Individual is a Director, officer or employee of the Company, the Company shall grant indemnification (including advancement of expenses) to each such Director, officer and employee of the Company to the greatest extent permitted under Section 145 of the General Corporation Law of the State of Delaware and other Applicable Law. Such indemnification and advancement shall continue as to any NAB Individual (i) who becomes entitled to indemnification or advancement on or prior to such date, notwithstanding any change (except those changes made as required by Applicable Law) in the Company’s indemnification or advancement policies following such date, and (ii) with respect to liabilities existing or arising from events that have occurred on or prior to such date, notwithstanding such NAB Individual’s ceasing to be a Director, officer or employee of the Company.

(b) As of the date of this Agreement, NAB has procured on behalf of the Company insurance coverage with respect to (i) director and officer liability (“D&O Coverage”) and fiduciary liability (“Fiduciary Coverage”) covering Directors, officers and employees of the Company, including NAB Individuals serving in any such capacity at the Company, and (ii) liabilities under U.S. federal and state securities laws (“Securities

Coverage” and, together with the D&O Coverage and the Fiduciary Coverage, the “Agreed Coverage”) covering Directors, officers and employees of the Company, NAB Individuals, the Company, NAB and respective Subsidiaries of the Company and NAB equally and to the same extent. As used in this Section 6.7, the terms “D&O Coverage”, “Fiduciary Coverage”, “Securities Coverage” and “Agreed Coverage” shall mean the coverages in place as of the date of this Agreement as well as any renewal, amendment, endorsement or replacement (each, a “Coverage Change”) of such coverages. A change in premium for any such Agreed Coverage shall not be considered a “Coverage Change.”

(c) At all times prior to the one-year anniversary of the Less Than Majority Holder Date, NAB shall provide the Agreed Coverage contemplated by this Section 6.7 to the Company in accordance with the terms and conditions of the Transitional Services Agreement, and the Parties shall take all actions reasonably necessary to cause the Agreed Coverage with respect to the Company and its Subsidiaries to be renewed annually and kept in full force and effect. From and after the one-year anniversary of the Less Than Majority Holder Date, the Company shall annually renew and keep in full force and effect the Agreed Coverage contemplated by this Section 6.7. Notwithstanding anything in this Section 6.7 to the contrary, nothing shall obligate the Company to maintain the Agreed Coverage or notify NAB of any proposed Coverage Change following the day after the last date on which a NAB Individual is a Director, officer, or employee of the Company.

(d) Subject to the provisions of this Section 6.7, (i) the D&O Coverage and Fiduciary Coverage shall at all times be on substantially the same terms as on the date hereof (or, if substantially the same terms are not available, the best market terms then available) in order to cover any claims made on or prior to the sixth anniversary of the last date on which any NAB Individual is a Director, officer or employee of the Company, and (ii) the Securities Coverage shall at all times be on substantially the same terms as on the date hereof (or, if substantially the same terms are not available, the best market terms then available) in order to cover any claims made on or prior to the sixth anniversary of the last date on which the closing occurred for any offering of securities by the Company (A) in which NAB or any of its Subsidiaries is a selling or controlling securityholder or (B) completed while any NAB Individual is a Director (or was named in any Registration Statement of the Company under the Securities Act for such offering as about to become a Director of the Company), officer, employee of the Company. The Company shall at all times be responsible for the cost of that portion of the Agreed Coverage that covers Directors, officers and employees of the Company, including NAB Individuals serving in any such capacity at the Company.

(e) After the one-year anniversary of the Less Than Majority Holder Date, the Company shall supply NAB with copies of any policies of insurance, binders, proposed terms or wording and other relevant information or documents with respect to the Agreed Coverage or any actual or proposed Coverage Change regarding the Agreed Coverage or Coverage Change promptly upon receipt of any written request for such materials from NAB.

(f) From and after the one-year anniversary of the Less Than Majority Holder Date, NAB shall receive reasonable prior notice of any proposed Coverage Change. No Coverage Change shall become effective that would have the effect of making the Agreed Coverage (i) less favorable to NAB Individuals in comparison to Directors, officers or employees of the Company than is the Agreed Coverage prior to such Coverage Change, or (ii) less favorable to NAB and its Subsidiaries in comparison to the Company and its Subsidiaries than is the Agreed Coverage prior to such Coverage Change without the prior written consent of NAB.

(g) If a Coverage Change to the Securities Coverage is required by the relevant insurers because certain terms and conditions are no longer available, and such Coverage Change would have the effect of making the Securities Coverage (i) less favorable to NAB Individuals in comparison to other Directors, officers, employees or agents of the Company than the Securities Coverage prior to such Coverage Change, or (ii) less favorable to NAB and its Subsidiaries in comparison to the Company and its Subsidiaries than is the Securities Coverage prior to such Coverage Change, NAB shall have the option of either (x) consenting to such Coverage Changes, or (y) requiring the Company to procure “run-off” or “tail” coverage on behalf of NAB for Securities Coverage for a period of time equal to the statute of limitations applicable to the last offering covered by the Securities Coverage. Such “run-off” or “tail” coverage must remain part of the same policy otherwise kept in force by the Company in order to ensure that there are not two separate policies covering a NAB Individual with respect to claims made under the D&O Coverage, including the Securities Coverage. The cost of such “run-off” or “tail” coverage shall be borne by the Company.

(h) From and after the one-year anniversary of the Less Than Majority Holder Date, NAB may at any time request in writing a Coverage Change with respect to the Securities Coverage of NAB Individuals or NAB or any of its Subsidiaries. The Company shall use reasonable best efforts to effect such Coverage Change so long as such Coverage Change would not have the effect of making the Agreed Coverage (i) less favorable to the Company or any of its Subsidiaries or any Director, officer or employee of the Company and its Subsidiaries than the Agreed Coverage prior to such Coverage Change, (ii) more favorable to NAB Individuals in comparison to Directors, officers or employees of the Company than is the Agreed Coverage prior to such Coverage Change, or (iii) more favorable to NAB and its Subsidiaries in comparison to the Company and its Subsidiaries than is the Agreed Coverage prior to such Coverage Change. If such Coverage Change would increase the premium for such coverage above the premium that would prevail in the absence of such Coverage Change, NAB shall reimburse the Company for the total cost of such Coverage Change. NAB may request, at any time, the termination of the Securities Coverage by advanced written notice to the Company. Upon receipt of such notice, the Company shall use reasonable best efforts to promptly terminate such coverage.

(i) In the event that any insured makes a claim or delivers a notice of circumstances under any insurance policy providing the Agreed Coverage, then each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and NAB (with respect to claims or notices by NAB or any of its Subsidiaries or any NAB Individual) shall promptly provide written notice to the other of such claim or notice of circumstances and shall continue to keep the other informed of the status and progress of such claim or notice of circumstances, including providing copies of such relevant documentation and correspondence with the insurers as the other may request; provided that any applicable attorney-client privilege and attorney-work product protection are protected and preserved with respect to such matters (including, if necessary, by negotiating in good faith and entering into a customary common interest agreement).

(j) In the event that multiple insureds make claims or deliver notices of circumstances with respect to the same underlying events or facts under any insurance policy providing the Agreed Coverage, then each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and NAB (with respect to claims or notices by NAB or any of its Subsidiaries or any NAB Individual) shall cooperate with the other in connection with (i) the defense of allegations from third parties with respect to the underlying events or facts, and (ii) dealing with the insurers providing the Agreed Coverage with respect to asserting rights to coverage in respect of such third party claims and the underlying events or facts, in all cases with the intention of seeking to maximize the aggregate benefits to all insureds under the Agreed Coverage in respect of such third party claims and the underlying events or facts; provided that any applicable attorney-client privilege and attorney-work product protection are protected and preserved with respect to such matters (including, if necessary, by negotiating in good faith and entering into a customary common interest agreement).

(k) In the event that any conflict of interest arises between insureds that make claims or deliver notices under any Agreed Coverage, then each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and NAB (with respect to claims or notices by NAB or any of its Subsidiaries or any NAB Individual) shall use reasonable best efforts to resolve such conflict or to manage it in such a way as to maximize the aggregate benefits to all insureds under the Agreed Coverage.

Section 6.8 Non-Competition.

(a) From the date this Agreement becomes effective until the two-year anniversary of the earlier of (1) the Non-Control Date and (2) the one year anniversary of the Less than Majority Holder Date, NAB shall not, and shall cause its Subsidiaries not to:

(i) control, for purposes of the BHC Act, a bank for purposes of the BHC Act or an insured institution for purposes of the BHC Act, having a main office or one or more branches in any of the Company States (a “Competing Branch Bank”); or

(ii) own, manage or operate, or participate in the ownership, management or operation of, any business principally engaged in making (A) consumer loans to individuals or households located in the Company States or (B) loans to businesses located in the Company States with total annual revenues of less than $250,000,000 (any such business, a “Competing Lending Business,” and either a Competing Branch Bank or Competing Lending Business, a “Competing Business”).

(b) Notwithstanding anything in Section 6.8(a) to the contrary, NAB and its Affiliates shall not be prohibited or prevented from:

(i) owning, managing or operating, or participating in the ownership, management or operation of, the Company and its Subsidiaries;

(ii) operating any business or engaging in any activity conducted by the New York Branch of NAB during the five years preceding the date hereof;

(iii) owning, managing or operating, or participating in the ownership, management or operation of, any Competing Branch Bank with its main office and all of its branches solely outside the Company States;

(iv) performing any act or conducting any business expressly required by any agreement related to the IPO;

(v) acquiring the capital stock or other equity interests of a Person engaged in a Competing Business that would otherwise constitute an exempt investment under Section (4)(c)(6) of the BHC Act;

(vi) making any investment (or engaging in an activity related thereto) in a fiduciary, custodial or agency capacity and carried out, either directly or indirectly, on behalf of clients or other third party beneficiaries;

(vii) engaging in any investment management or asset management activity or in any activity related to the provision of asset management or investment management services, including those activities and services involving the use of mutual funds or private funds;

(viii) providing any products and services as part of the conduct of MLC Limited and its Subsidiaries substantially as comparable businesses are conducted in the United States;

(ix) owning or affiliating with, or conducting any other activity prohibited under Section 6.8(a) with respect to, a person that conducts, either directly or indirectly, a Competing Business and that prior to the consummation of the transactions referred to in clause (A) or (B) below was not an Affiliate of NAB or any of its Affiliates (any such person, together with all of its Affiliates, a “Competing Person”) if such ownership, affiliation or other activity is the result of (A) any merger, consolidation, share exchange, sale or purchase of assets, scheme of arrangement or similar business combination involving NAB or any of its Affiliates with any Competing Person or (B) the acquisition of any Competing Person or any interests in or securities of any Competing Person by NAB or any of its Affiliates, if, in the case of either (A) or (B), no more than 50% of the total consolidated revenues (including as revenues net interest income revenues with respect to a lending business) of such Competing Person in the calendar year prior to such ownership, affiliation or other activity relates to a Competing Business operated in the Company States;

(x) acquiring any equity securities or other assets in satisfaction of a debt previously contracted in a distressed or troubled situation;

(xi) making loans or providing other services to businesses that own, manage or operate, or that participate in the ownership, management or operation of, a Competing Business; or

(xii) acting in the ordinary course of their respective businesses, including without limitation dealing in any securities and acting in the course of trading, dealing, broking, margin lending, custodial, life insurance, funds management, investment planning, advisory services, derivatives issuance and risk management and investment banking.

(c) From the date this Agreement becomes effective until the two-year anniversary of the earlier of (1) the Non-Control Date and (2) the one year anniversary of the Less than Majority Holder Date, NAB shall not, and shall cause its Subsidiaries not to, directly or indirectly solicit for employment or any similar arrangement or hire any officer or employee of the Company or any of its Subsidiaries; provided, however, that this Section 6.8(c) shall not apply to (i) any Person no longer employed by the Company or any of its Subsidiaries, (ii) any general solicitations for employment through advertisements or other means not targeted at officers or employees of the Company or any of its Subsidiaries (and the hiring of any Persons identified by such general solicitations), and (iii) any Person who independently approaches NAB or any of its Subsidiaries where neither NAB nor any of its Subsidiaries had solicited such Person for employment or any similar arrangement in any manner prohibited by this Section 6.8(c).

(d) NAB agrees that (i) if any restraint set forth in this Section 6.8 is unenforceable, illegal or void, that restraint is severed and the other restraints remain in force, (ii) if any restraint set forth in this Section 6.8 is void for being unreasonable, or would be reasonable if part of the wording was deleted or the period of time was reduced, the restraints will apply with the modifications necessary to make them reasonable, (iii) each of the restraints set forth in this Section 6.8 goes no further than is reasonably necessary to protect the Company’s corporate legitimate business interests, (iv) adequate and sufficient consideration has been received for the restraints set forth in this Section 6.8, (v) compliance with this Section 6.8 will not result in severe economic hardship for NAB, (vi) any breach by NAB of the restraints in Section 6.8 would lead to substantial loss to the Company and that the Company would not have entered into this Agreement if NAB did not agree to this Section 6.8, and (vii) nothing in this Section 6.8 will be construed as preventing the Company from pursuing any and all remedies available to it for the breach or threatened breach of this Section 6.8, including recovery of money damages or temporary or permanent injunctive relief.

Article VII

INDEMNIFICATION

Section 7.1 Indemnification.

(a) NAB hereby agrees to indemnify, defend and hold harmless the Company, its Subsidiaries and their respective directors, officers, stockholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by, or asserted against, any such Person, whether in respect of third-party claims, claims between NAB and its Subsidiaries, on the one hand, and the Company and its subsidiaries, on the other hand, or otherwise, arising out of or as a result of any breach by NAB or any of its Subsidiaries of this Agreement.

(b) The Company hereby agrees to indemnify, defend and hold harmless the NAB, its Subsidiaries and their respective directors, officers, stockholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by, or asserted against, any such Person, whether in respect of third-party claims, claims between NAB and its Subsidiaries, on the one hand, and the Company and its subsidiaries, on the other hand, or otherwise, arising out of or as a result of any breach by the Company or any of its Subsidiaries of this Agreement.

Section 7.2 Claims for Indemnification.

(a) Notice of Claim. Any Person who is claiming indemnification pursuant to the provisions of Section 7.1 (the “Indemnified Person”) shall deliver a written notification to the Person to provide indemnification under this Agreement (the “Indemnifying Person”) of each such claim for indemnification no later than 10 Business Days after such claim becomes known to the Indemnified Person, specifying the facts known to such Indemnified Person constituting the basis for, and the amount (if known) of (including the basis of calculation of such amount), the claim asserted (a “Claim Notice”). Such written notice shall be accompanied by a copy of all papers served, if any, and any memoranda, recordings or other records of the Indemnified Person relating to the claim. Failure of the Indemnified Person to give such notice or to give such notice in such form shall not relieve the Indemnifying Person from its obligations under this Agreement except to the extent that the Indemnifying Person is actually and materially prejudiced by such failure.

(b) Defense and Settlement of Third-Party Claims.

(i) The Indemnifying Person shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Person that it desires to assume the defense of the Indemnified Person against any Third-Party Claim specified in such Claim Notice. In the event that the Indemnifying Person notifies the Indemnified Person within the Notice Period that it desires to defend the Indemnified Person against a Third-Party Claim, the Indemnifying Person shall have the right to defend the Indemnified Person by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Person has duly assumed the defense of such Third-Party Claim, the Indemnified Person shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Person shall participate in any such defense at its expense (which expense shall not constitute a Loss) unless the Indemnifying Person and the Indemnified Person are both named parties to the proceedings and the Indemnified Person shall have reasonably concluded, based on the written advice of counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing material interests between them. The Indemnifying Person shall not, without the prior written consent of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, however, that no such prior written consent of the Indemnified Person shall be required to any proposed settlement that involves only the payment of money by the Indemnifying Person, includes as an unconditional term thereof the granting by the person asserting such claim or bringing such action of an unconditional release from liability to all Indemnified Parties with respect to such claim; such proposed settlement is not dispositive with respect to other claims that may be made by any Indemnified Person; no injunctive or equitable relief is entered against any Indemnified Person; that the proposed settlement contains no requirement for a press release or other public statement that would likely have a negative impact on any Indemnified Person; and the proposed settlement does not include any admission of culpability.

(ii) If the Indemnifying Person elects not to defend the Indemnified Person against such Third-Party Claim, whether by not giving the Indemnified Person timely notice of its desire to so defend or otherwise, the Indemnified Person shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Person’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Person shall not settle a Third-Party Claim without the consent of the Indemnifying Person and, if applicable, its respective insurer.

(iii) Each Party shall cooperate, and shall cause its respective Representatives and Subsidiaries to corporate, with the other in order to ensure the proper and adequate defense of any such Third-Party Claim, including by providing access to relevant business records, other documents and employees. Each Party shall use reasonable best efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and other Persons representing any party to such Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(c) Response to Claims Not Involving Third-Party Claims. In the event any Indemnifying Person receives a Claim Notice from an Indemnified Person pursuant to Section 7.2(a) that does not involve a Third-Party Claim, the Indemnifying Person shall notify the Indemnified Person within 30 Business Days following its receipt of such notice whether the Indemnifying Person disputes its liability to the Indemnified Person under this Article VII.

Section 7.3 Indemnification Limitations.

(a) Subject to the other provisions of this Article VII, each Indemnified Person shall act in good faith, and will make the same decisions in the use of personnel and the incurring of expenses as it would make if it were engaged and acting entirely at its own cost and for its own account regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

(b) Each Indemnified Person shall use its commercially reasonable efforts to mitigate any Loss that is subject to indemnification pursuant to the provisions of Section 7.1. In the event an Indemnified Person fails to so mitigate a Loss, the Indemnifying Person shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

(c) Upon making any indemnification payment in respect of a Third-Party Claim, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person against the relevant third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnified Person recovers full payment for such Loss, any and all claims of the Indemnifying Person against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Indemnified Person’s rights against such third party. Without limiting the generality of any other provision of this Agreement, each such Indemnified Person and Indemnifying Person will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

Section 7.4 Payments. The Indemnifying Person shall pay all amounts payable pursuant to this Article VII by wire transfer of immediately available funds, promptly following receipt from an Indemnified Person of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification under this Agreement, unless the Indemnifying Person in good faith disputes the Loss, in which event it shall so notify the Indemnified Person. In any event, the Indemnifying Person shall pay to the Indemnified Person, by wire transfer of immediately available funds, the amount of any Loss for which the Indemnifying Person is liable under this Agreement no later than three Business Days following any Final Determination of any dispute with respect to such Loss finding the Indemnifying Person’s liability therefor. Any Losses for which an Indemnified Person is entitled to indemnification or contribution under this Article VII shall be paid by the Indemnifying Person to the Indemnified Person as such Losses are incurred.

Section 7.5 Investigation. The indemnity agreements contained in this Article VII shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Indemnified Person, any Indemnifying Person, or any of their respective officers, directors, stockholders or employees.

Article VIII

SETTLEMENT; DISPUTE RESOLUTION

Section 8.1 Resolution Procedure. Prior to the initiation of legal proceedings, other than the proceedings referred to in Section 8.4, each Party agrees to use its commercially reasonable efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this Article VIII.

Section 8.2 Exchange Of Written Statements. In the event of a dispute under this Agreement, either Party may give a notice to the other of a dispute. Not later than 30 days after such notice (or such later date as agreed by the Parties), unless the dispute has been resolved in the interim, NAB and the Company shall each submit to the other a written statement setting forth their respective description of the dispute and of the positions of the Parties on such dispute and their respective recommended resolution and the reasons why such recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by any Party pursuant to this Article VIII may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

Section 8.3 Good-Faith Negotiations. After the simultaneous exchange of such written statements, NAB and the Company shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The negotiating meetings may be conducted by teleconference or in person, as the Parties deem appropriate. If the Parties, acting reasonably and in good faith, are unable to resolve the dispute within 30 days following the commencement of negotiations, then either Party may commence legal proceedings in any court of competent jurisdiction.

Section 8.4 Injunctive Relief.

(a) The Parties recognize and acknowledge that in the event of a potential, anticipatory or actual breach of this Agreement, it may be necessary or appropriate for the non-breaching Party to seek injunctive relief, if and to the extent legally available, in order to avoid harm or further harm to the non-breaching Party. If a Party desires injunctive relief, it may pursue the same in any court of competent jurisdiction; provided, however, that, if granted, such injunctive relief shall apply only to prevent a breach or further breaches and shall remain in effect only so long as the court deems necessary or appropriate to permit resolution of the underlying disputes in accordance with this Article VIII. Neither the seeking of injunctive relief nor the granting thereof is intended or shall result in the application of a substantive or procedural law other than the applicable governing law pursuant to this Agreement.

(b) The Parties expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, that no adequate remedy at law would exist and that damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Neither Party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy.

Section 8.5 Limitations on Damages. Neither Party shall be liable or responsible for (i) any Losses that are not direct, actual damages or (ii) any consequential, punitive, special or speculative damages or lost profits, in each case, with respect to any claim made under or in respect of this Agreement.

Article IX

GENERAL PROVISIONS

Section 9.1 Obligations Subject to Applicable Law. The obligations of each Party under this Agreement shall be subject to Applicable Law, and, to the extent inconsistent therewith, the Parties shall adopt such modified arrangements as are as close as possible to the requirements of this Agreement while remaining compliant with Applicable Law, provided, however, that the Company shall fully avail itself of all exemptions, phase-in provisions and other relief available under Applicable Law before any modified arrangements shall be adopted.

Section 9.2 Notices. Unless otherwise provided in this Agreement, All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by facsimile transmission confirmed in writing within two Business Days, confirmed electronic mail, or sent by prepaid overnight, trackable courier service, as follows:

If to NAB, to:

National Australia Bank Limited

Pier 3 Level 4

800 Bourke Street

Docklands, Victoria, Australia 3008

Attention: HO Corporate Advisory Legal

Facsimile: +61 1300 728 820

Email: notices@nab.com.au

If to the Company:

Great Western Bank

100 North Phillips Avenue

Sioux Falls, South Dakota 57104

Attention: General Counsel

E-mail: donald.straka@greatwesternbank.com

Fax: (605) 373-3151

Any Party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other Parties in the manner provided above for giving notice.

Section 9.3 Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided in this Agreement, this Agreement and all rights hereunder may not be assigned by any Party except by prior written consent of the other Party, and any purported assignment without such consent shall be null and void. The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective Subsidiaries; provided that the provisions of Article VII shall inure to the benefit of each of the Indemnified Persons.

Section 9.4 Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall in good faith use reasonable best efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 9.5 Entire Agreement; Amendment. All schedules included with this Agreement shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Transitional Services Agreement, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof (and supersedes any prior agreements, arrangements or understandings between the Parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties with respect to the subject matter hereof which are not set forth in this Agreement. This Agreement may not be amended or revised except by a writing signed by the Parties.

Section 9.6 Waiver. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing. Notwithstanding any provision set forth in this Agreement, no Party shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law, statute, legal restriction, regulation, rule or order of any Governmental Authority.

Section 9.7 Governing Law; Consent to Jurisdiction. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY EXCLUSIVELY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION, APPEAL OR OTHER PROCEEDING UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

Section 9.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION, APPEAL, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN,

AND NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when counterparts, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

Section 9.10 Further Assurances. Each Party hereto shall, on notice of request from any other Party hereto, take such further action not specifically required hereby at the expense of the requesting Party, as the requesting Party may reasonably request for the implementation of the transactions contemplated hereby.

Section 9.11 Term; Survival. The covenants, obligations and other agreements contained in this Agreement shall continue until such time as they are fully performed or satisfied in accordance with their terms, or are no longer required to be performed or satisfied; provided that no covenant, obligation or other agreement shall be considered to be performed or satisfied to the extent of any breach of such covenant, obligation or other agreement.

Section 9.12 Subsidiary and Affiliate Action. Wherever a Party has an obligation under this Agreement to “cause” a Subsidiary or Affiliate of such Party or any such Subsidiary’s or Affiliate’s officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such Party shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a Party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary’s or Affiliate’s officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, NAB and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of NAB or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by NAB or the Company, respectively.

Section 9.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear all expenses incurred by it in connection with the performance of its obligations under this Agreement.

Section 9.14 Conditions Precedent. The provisions of this Agreement will only take effect upon the Consummation of the IPO and only if the IPO is consummated by October 30, 2014 (or such later date as may be agreed to in writing by the Parties).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Stockholder Agreement to be executed and delivered as of the date first above written.

NATIONAL AUSTRALIA BANK LIMITED

By:	/s/ Simon Moore
Name:	Simon Moore
Title:	Executive General Manager, Group Development

GREAT WESTERN BANCORP, INC.

By:	/s/ Donald J. Straka
Name:	Donald J. Straka
Title:	General Counsel and Secretary

[Signature Page to Stockholder Agreement]

Schedule 2.1(f)

Lead Director Responsibilities

As provided in Section 2.1(f), in circumstances in which the non-management Directors meet without any management present, the Lead Director shall preside over such meetings of the Board of Directors. When the Chairperson of the Board of Directors is absent, the Lead Director shall preside over meetings of the Board of Directors. The Lead Director shall also have the authority:

•	To call meetings of the Independent Directors;

•	To consult on and approve Board of Directors meeting agendas;

•	To consult and approve Board of Directors meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	Together with the chair of the compensation committee of the Board of Directors, to coordinate the evaluation of the performance of the CEO by the non-management Directors;

•	To serve as liaison between the non-management members of the Board of Directors and the Chairperson of the Board of Directors, and as a contact person to facilitate communications by the Company’s employees, stockholders and others with the non-management members of the Board of Directors; and

•	To review the quality, quantity, appropriateness and timeliness of information provided to the Board of Directors.

Schedule 4.6(b)

Public Reporting Protocol

Item / Principle	Principal Contact / Addressee	Lead Time
The Board of Directors has oversight and sign-off on communications strategy, timing and content, any significant changes to which will be reported to NAB.	The Heads of Corporate Communications, Investor Relations and other functions of the Company to contact Head of Group Media of NAB or other relevant NAB personnel	As needed

Use reasonable best efforts to inform NAB timely and adequately of any development / information that may be considered (i) price sensitive for NAB or (ii) may otherwise have a significant adverse effect on NAB, its financial condition or reputation so that NAB can issue a press release, should NAB deem it necessary.	The Head of Corporate Communications of the Company to contact EGM Investor Relations, Head of Corporate Advisory Legal and Head of Group Media of NAB	At least one week in advance to the extent practicable and reasonable

Use reasonable best efforts to inform NAB timely and adequately of considerations, strategy, content and timing of Company press releases.	The Head of Corporate Communications of the Company to contact the Head of Group Media of NAB	At least one week in advance to the extent practicable and reasonable

Use reasonable best efforts to provide any internal communications that could reasonably be considered material to NAB.	The Head of Corporate Communications of the Company to contact the Head of Group Media of NAB	At least one week in advance to the extent practicable and reasonable